SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2005

NATIONAL LAMPOON, INC.
(Exact name of registrant as specified in Charter)

Delaware	0-15284	95-4053296
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

10850 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024
(Address of Principal Executive Offices)

310-474-5252
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers

On April 18, 2005 Mr. Douglas Bennett, the Registrant’s President, assumed the position of Chief Financial Officer of the Registrant. Mr. James Toll, the Registrant’s former Chief Financial Officer, will separate from his full time service with the Registrant on May 17, 2005. Thereafter, he will remain on call to perform specific duties for the Registrant for an additional sixty-day period, until June 16, 2005. He will continue to receive his full compensation through June 16, 2005.

On April 18, 2005, Ms. Lorraine Evanoff joined the Registrant as its Vice President of Finance and Chief Accounting Officer.

Between February 2004 and April 2005, Ms. Evanoff was Controller of TAG Entertainment Corp (TAGE.OB) and was instrumental in consummating the merger with Powermarketing, Inc. (PMKT.OB) as well as the pending acquisition of Myriad films. Prior to working at TAG Entertainment, Ms. Evanoff was Controller of ANTs software inc. (ANTS.OB) a developer of high-performance SQL database management systems until February 2004. From 1999 to 2002, Ms. Evanoff also held senior treasury analyst and financial analyst posts with Electronic Arts Inc. (ERTS) and Landor Associates, Inc. (Young & Rubicam).

There are no family relationships between Ms. Evanoff or any other of the Registrant’s directors or officers. Ms. Evanoff is not a member of the Board of Directors of any reporting company. Ms. Evanoff has not been a party to, or benefited directly or indirectly from, any transaction with the Registrant.

On April 13, 2005 the Board of Directors approved employment terms for Ms. Evanoff. Ms. Evanoff’s employment will be at will. Her salary will be $110,000 per year. Upon assuming her responsibilities, she will be receive an option to purchase 50,000 shares of the Registrant’s common stock pursuant to the terms of the J2 Communications 1999 Amended and Restated Stock Option, Deferred Stock and Restricted Stock Plan. These options will vest in equal increments over 36 months. The option exercise price is $4.25.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99 Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2005
NATIONAL LAMPOON, INC.

	By:	/s/ Douglas S. Bennett
Douglas S. Bennett, President